American Express Company ABS Investor Presentation January 2013 Registration Nos.: 333-185503 and 333-185503-01 Filed Pursuant to Rule 433

Table of Contents 2 AXP Overview and Performance Capital and Liquidity ABS Overview

Overview & Performance
AXP Franchise
American Express is a global service company that provides customers with access to products, insights and experiences that enrich lives and build business success.
Our principal products are charge and credit cards, focusing on the premium market sector. We are the world's largest issuer as measured by purchase volume.
Our spend-centric model is a significant competitive advantage.
American Express is a brand recognized around the world for exceptional service and customer care, and has been ranked highest in overall satisfaction among the largest card issuers in the U.S. for the last
6 years, according to the J.D. Power and Associates annual nationwide credit card satisfaction study.
Average spending per card is 3 to 4 times higher for us versus our network competitors.
The global diversity of our business includes:
102 million cards in force worldwide,
More than 140 card issuing or merchant acquiring arrangements with banks and other institutions,
Over 1,000 American Express-branded network partner products.

Overview & Performance
Company Overview
($ in millions)
AMERICAN EXPRESS COMPANY
Corporate & Other U.S. Card Services International Card
Services
Global Network &
Merchant Services
Global Commercial
Services
2011 2012 2011 2012 2011 2012 2011 2012 2011 2012
Revenues Net of
Interest Exp.
$15,071 $16,046 $5,239 $5,306 $4,625 $4,749 $4,942 $5,271 $85 $210
Segment Income
(Loss)
$2,680 $2,592 $723 $634 $738 $644 $1,293 $1,443 ($535) ($831)
Return on Avg.
Segment Capital *
33% 29% 26% 22% 20% 18% 66% 69%
U.S. Proprietary Consumer and
Small Business Cards and
Services
U.S. Consumer Travel Network
Int’l Proprietary
Consumer and Small
Business Cards and
Services
Int’l Consumer Travel
Network
Corporate Card
Programs
Business-to-Business
Payment Solutions
Business Travel
Global Merchant
Services
Global Network
Services
Global Network Card
Partnerships
Corporate HQ
Enterprise Growth
Global Payment
Options
Publishing

Revenues Net of Interest Exp.
Income from Continuing Operations
Net Income
Return on Average Equity *
2011
$29,962
$4,899
$4,935
27.7%
$31,582
2012
$4,482
$4,482
23.1%
*Calculated by dividing one year period net income/segment income by one year average total shareholders’ equity/average segment capital, respectively.

Network
Google
amazon
Elavon
PayPal
streamline
CHASE Paymentech
globalpayments
First Data
REDECARD
VISA
MasterCard
DISCOVER
TSYS
usbank
UOB 大華銀行
Bank of America
BARCLAYS
JPMorgan

Payments Landscape
Note:  The trademarks, logos and service marks used on this slide and throughout this presentation are the property of their respective owners.

Overview & Performance
Merchant
acquirer
Merchant
processor
Issuer
processor
Payment
issuer
American Express Business Model

Spend-Centric Model
High
Average
Spending
Investments
in Premium
Value
Premium
Economics
Attractive
Customer Base
The AXP spend-centric business model focuses primarily on generating revenues by driving spending on our cards, and secondarily finance charges and fees, allowing us to grow market share in the payments industry.

Overview & Performance

Total Revenues Net of Interest Expense
($ in millions, except per share amounts)
*Attributable to common shareholders. Represents net income less earnings allocated to participating share awards and other items of $7MM and $14MM for Q4’12 and Q4’11, respectively. Adjusted diluted earnings per share, a non-GAAP measure, is calculated by excluding from diluted EPS Q4’12 restructuring charges of $0.26 per diluted share, Q4’12 expense reflecting enhancements to the Membership Rewards process of $0.19 per diluted share and Q4’12 cardmember reimbursements of $0.08 per diluted share.
†
This is a non-GAAP measure. FX adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translation into U.S. dollars (i.e., assumes Q4’12 foreign exchange rates apply to Q4'11 results). The Company’s calculations of non-GAAP measures may differ from the calculations of similarly titled measures of other companies.
$7,742
FX Adjusted
5%
5%
†
$8,141
Return on Average Equity
28% 23%
Net Income
$1,192 (47%) $637
Diluted EPS*
$1.01 (45%) $0.56
Average Diluted Shares Outstanding
1,163 (4%) 1,116
$7,749
Q4’12 Summary Financial Performance
Adj. Diluted EPS*
$1.09

Overview & Performance
Q4’12
Q4’11 % Inc/(Dec)

Overview & Performance
Q4’12 Metric Performance
Total Cards In Force (MM)
102.4 5% 97.4
Billed Business ($ in B)**
$235.5 8% $219.0 7%
$65.2 4% $62.6
Cardmember Loans ($ in B)
4%
††
Avg. Basic Cardmember
Spending (Dollars)
$4,113 5% $3,933 4%
†

Q4’12
Q4’12 Q4’11
Q4’11
% Inc/Dec
% Inc/Dec
FX Adj.*
FX Adj.*
*FX adjusted information , a non-GAAP measure, assumes a constant exchange rate between the periods being compared for purposes of currency translation into U.S. dollars (i.e., assumes Q4'12 foreign exchange rates apply to Q4'11 results). **Card billed business includes activities (including cash advances) related to proprietary cards, cards issued under network partnership agreements (non-proprietary billed business), and certain insurance fees charged on proprietary cards. †Computed from proprietary card activities only. ††On an FX adjusted basis, Q4'11 cardmember loans would have been $62.8B.

7%
7%
2.2%
2.2%
6%
6%
4%
4%
9%
9%
Q2'12
Q2'12
12%
12%
2.3%
2.3%
7%
7%
4%
4%
13%
13%
Q1'12
Q1'12
11%
11%
3%
3%
2.3%
2.3%
11%
11%
Q4'11
Q4'11
8%
8%
5%
5%
4%
4%
2.0%
2.0%
7%
7%
Q4'12
Q4'12
Cardmember Loans
Worldwide Lending
Write-off Rate
†
Total Cards In Force
Billed Business*
% increase/(decrease) vs. prior year
Billed Business FX Adjusted
**
6%
6%
1.9%
1.9%
6%
6%
6%
6%
8%
8%
Q3'12
Q3'12
7%

Overview & Performance
Metric Trends
*Card billed business includes activities (including cash advances) related to proprietary cards, cards issued under network partnership agreements (non-proprietary billed business), and certain insurance fees charged on proprietary cards. **FX adjusted information, a non-GAAP measure, assumes a constant exchange rate between the periods being compared for purposes of currency translation into U.S.
dollars (i.e., assumes foreign exchange rates used for Q4'12 applies to Q4’11, rates used for Q3’12 applies to Q3'11, etc). †Principal Only. See Statistical tables in Q4’12 Earnings Release for net write-off rates including interest and/or fees.

Overview & Performance

AXP
JPM**
Citi*
BofA***
Cap One†
Discover††

Citi*
JPM**
BofA***
Cap One†
AXP
Discover††

Full Year 2012 Relative Performance
Growth
vs. PY
8% 11% 2% 1% 33% 5%
($ in billions)
Growth
vs. PY
(2%) (3%) (7%) 41% 4% 6%
($ in billions)
†
†
† †
$194
$381
$181
$105
$888
$128
$150
$95
$92
$65
$50
$363
Total Billed Business
Ending Loans
NOTE: AXP “Billed Business” includes activities (including cash advances) related to proprietary cards, cards issued under network partnership agreements (non-proprietary billed business), and certain insurance fees charged on proprietary cards.  *Citi Global Card. **Excludes Commercial Card. Reported billings shown above reflects sales volume, which excludes balance transfers. ***US Card. † Global card. Includes impact of HSBC acquisition.  †† Fiscal year ends November 30. Billed business is credit card sales volume; disclosed total credit card volume was $114B for the four quarters of 2012 (ended 11/30/12) and increased 6%.

1.9%
2.3%
2.0%
1.6%
1.8%
Q4'11
Q1'12
Q2'12
Q3'12
Q4'12

0.10%
0.11%
0.10%
0.10%
0.09%
Q4'11
Q1'12
Q2'12
Q3'12
Q4'12

Charge Card Credit Performance
Note: USCS Net write-off rates above include Principal only. See Statistical tables in the Company’s Fourth Quarter/Full Year 2012 Earnings Release for net write-off rates including interest and/or fees.

Overview & Performance
USCS Net Write-off Rate
USCS Net Write-off Rate
ICS/GCS Net Loss Ratio
ICS/GCS Net Loss Ratio

2.3%
2.0%
3.2%
2.3%
4.3%
3.5%
4.3%
4.3%
5.6%
4.2%
5.7%
4.5%
AXP*
Discover**
JPMorgan***
Cap One
Bank of America
Citi

AXP Lending Net Write-off Rates versus Competitors
Q4'11
Q4'12
†
††

†††
Overview & Performance
*Rates include principal only. See Statistical tables in Q4’12 Earnings Release for net write-off rates including interest and/or fees. **Fiscal year ends November 30. US Card.  ***Results exclude Commercial
Card.  †Global Card . Includes impact of HSBC acquisition. †† US Card.   †††Citi Global Cards

1.5%
1.2%
2.4%
1.9%
2.8%
2.1%
3.9%
3.6%
3.7%
2.9%
3.7%
3.1%
AXP
Discover*
JPMorgan**
Cap One***
Bank of America
Citi

AXP Lending 30 Days Past Due Rates versus Competitors
Q4'11 Q4'12
† ††

Overview & Performance
*Fiscal year ends November 30. US Card.  **Results exclude Commercial Card.  ***Global Card. Includes impact of HSBC acquisition.  †Credit Card, includes US credit card.   ††Citi Global Cards.

AXP Charge Trust II
AXP Charge Trust†
AXP Lending Trust††
JP Morgan
Citi
Bank of America
Barclays
Discover
Cap One

AXP Charge Trust II
AXP Charge Trust†
AXP Lending Trust††
JP Morgan
Citi
Barclays
Bank of America
Discover
Cap One

Overview & Performance
Peer Comparison - Trust FICO Distributions*
76%
76%
63%
60%
55%
54%
53%
52%
45%
7%
8%
11%
14%
14%
15%
16%
17%
25%
*Trust data as of December 2012 for AXP Charge Trust II (AEIT II), October 2012 for Bank of America (BACCT) and Capital One (COMET), September 2012 for AXP Lending Trust (AMXCA), JP Morgan (CHAIT) and Discover
(DCENT), August 2012 for Barclays (DROCK), June 2012 for Citi (CCCIT) and December 2011 for AXP Charge Trust (AEIT).  **Includes receivables associated with accounts without FICO scores. † Data on AEIT excludes the commercial charge card accounts, a substantial portion of which do not have associated FICO scores. †† For AMXCA, FICO > 720 (“Super-prime”) category includes 2/3’s of the A/R within the 700 – 759 category.
FICO <660 (“Sub-prime”)**
FICO <660 (“Sub-prime”)** FICO >720 (“Super-prime”)
FICO >720 (“Super-prime”)

Table of Contents 15 AXP Overview and Performance Capital and Liquidity ABS Overview

Capital Management

Capital & Liquidity
Business Growth
and Payout Strategy
(Business growth,
dividends, repurchases,
and capital-raising)
Return on Equity
(ROE)
Capital Strength
(Regulatory Ratios,
Debt Investor Expectations,
Acquisition Capacity, CCAR)

(Preliminary)
Tangible Common Equity to Risk-
Weighted Assets (“TCE/RWA”)
**
Tier 1 Leverage
Tier 1 Risk-Based Capital
Total Risk-Based Capital
Tier 1 Common Risk-Based
*
12.6%
10.8%
12.7%
14.7%
12.7%
11.7%
10.2%
11.9%
13.8%
11.9%
Capital Ratios

Q4'12
Q4'12
Q3'12
Q3'12
Note: These ratios represent a preliminary estimate as of the date of these earnings slides and may be revised in the Company’s 2012 Form 10-K. *The Tier 1 Common Risk-Based Capital Ratio is calculated as Tier 1
Common Equity, a non-GAAP measure, divided by Risk-weighted assets. See Annex 1 for reconciliation between Tier 1 Common Equity and Total Shareholders’ Equity. **Common equity equals Total Shareholders’
equity of $18.9B in Q4’12. TCE, a non-GAAP measure, equals common shareholders' equity, less goodwill and intangibles of $4.2B for Q4’12. RWA are $125.7B for Q4’12. The Company’s calculations of non-GAAP measures may differ from the calculations of similarly titled measures of other companies.
Capital & Liquidity

Funding & Liquidity
Our liquidity strategy is to target holding sufficient cash and readily marketable securities to meet all maturing funding obligations for the next 12 months, without having to access the unsecured or secured debt capital markets, or raise further retail deposits.
We continue to focus on maintaining a strong liquidity profile:
Diversifying our funding sources by maintaining scale and relevance in each of the three long-term funding markets: unsecured term, ABS and deposits
Laddering out maturities
Maintaining substantial levels of cash and readily marketable securities on hand, as well as contingent funding sources

Capital & Liquidity

Funding & Liquidity Sources
Deposits
ABS
Unsecured Term Debt
Term Bank Facility
Commercial Paper
*Drawn balances on the  secured financing facilities serve as a funding source for the Company; undrawn balances are treated as a contingent source.
Cash & Readily Marketable
Securities (including
securities held as collateral)
Discount Window
Committed Bank Credit
Facilities
Secured Borrowing through Secured Financing Facilities*
Funding Sources
Contingent Sources

Capital & Liquidity

$5.6
1.3
0.8
2.0
1.5
$5.2
1.8
2.8
0.5
0.1
Q4'12
Q3'12
Q2'12
Q1'12
Unsecured*
ABS**

2012 Capital Market Issuance Volume
($ in billions)
Additional Q4’12 transaction:
Exchanged $1.1B (of existing $1.75B) 8.125% 10-
year notes maturing on May 20, 2019 and $0.8B
(of existing $1.0B) 8.15% 30-year notes maturing
on March 19, 2038 for $1.3B 10-year notes with a
coupon of 2.65% maturing on December 2, 2022,
$1.1B 30-year notes with a coupon of 4.05% and a
maturity of December 3, 2042 and cash.
* Excludes proceeds of new notes offered from the debt exchange transaction. **ABS issuances are presented net of securities that have been retained by the Company. Excludes drawn amounts on secured borrowing through the secured financing facilities.

Capital & Liquidity

US Retail Deposit Programs
Amount Raised 1.7
December 31, 2012 Balance
$8.9 $19.4
Maturities
September 30, 2012 Balance
$9.0 $17.7
(0.8)
3.5
$39.7
$37.0
Direct *
($ in billions)
$11.4
$10.3
Third Party
CDs
Third Party
Sweep
Total
Deposits
(0.8)
Weighted Avg.,
Remaining Maturity
18.5 Months
Weighted Avg.,
Rate at Issuance
2.1%
-
0.7 1.1
-

Capital & Liquidity
Retail CD
Portfolio
†
:
12/31/12
*Direct primarily includes the Personal Savings Direct Deposit Program, which consists of $18.7B from high yield savings accounts and $0.6B from retail CDs. †Retail CDs include both third party and direct CDs.

Cash* $15.8 Q1'13 0.8
Securities Held as
Collateral**
0.3
Q2'13
6.3
$16.1 $16.6***
* Includes $22.3B classified as Cash and Cash Equivalents, less $6.5B of cash available to fund day-to-day operations. **Off-balance sheet securities held as collateral from a counterparty that had not been sold or repledged.  ***Includes maturities of long term unsecured debt of $7.6B, asset-backed securitization liabilities of $4.1B and long-term certificates of deposit of  $4.9B.
($ in billions)
Q3'13
5.7
Excess Cash & Securities
Twelve Month
Maturities
Q4'12 Liquidity Snapshot
Q4'13
3.8

Capital & Liquidity
Resources
Funding Maturities

$98.9
$100.9
$102.3
2.3
26.3
30.0
46.8
3.6
29.7
23.3
42.3
4.3
37.9
20.9
37.8
3.3
39.8
19.3
39.9
12/31/09
12/31/10
12/31/11
12/31/12
Short-term Debt*
Deposits
Card ABS** †
Unsecured Term†

Outstanding Funding Composition
(Preliminary; $ in billions)

Capital & Liquidity
$105.4
*In Q1’12, the Company reclassified certain short-term debt obligations from Other Liabilities. Balances as of 12/31/10 and 12/31/11 have been revised to conform to the current period presentation. **On
January 1, 2010, the Company consolidated its off-balance sheet ABS funding onto the balance sheet in compliance with new GAAP governing transfer of financial assets (formerly known as SFAS 166/167). Prior period off-balance sheet ABS funding was $25.0 billion at 12/31/09. All ABS debt is presented net of securities that have been retained by the Company. †Principal only. Excludes capitalized leases and certain adjustments classified as long-term debt on the Company’s  consolidated balance sheet.

2013
2014
2015
2016
2017
Thereafter

2012
2013
2014
2015
2016
Thereafter

Term Maturity Profile – Debt and LT CDs
$19.5
$14.1
$4.7
$6.6
$11.0
(Preliminary; $ in billions)

Capital & Liquidity
12/31/12
4.3
7.6
7.8
2.5
6.0
9.6
6.8
7.1
3.9
1.9
1.2
3.2
4.8
2.4
0.3
0.6
0.2
12/31/11
Long-term CDs*
Card ABS**
Unsecured**
7.6
7.9
6.7
6.1
5.6
6.0
4.1
7.0
5.4
1.6
1.2
4.9
2.6
0.7
0.7
0.4
0.2
Long-term CDs*
Card ABS**
Unsecured**
$16.6
$17.5
$12.8
$6.8
$7.6
$7.4
$14.3
*Long Term CDs include US$ CDs only. ** Principal only. Excludes ($1.0) billion of premiums related to the debt exchange transaction as well as $0.8 billion of capitalized leases and certain adjustments classified as long-term debt on the Company’s consolidated balance sheet as of 12/31/12 and $0.1 billion of  capitalized leases classified as long-term debt on the Company’s  consolidated balance sheet as of 12/31/11.

ABS & Unsecured Debt Issuances
*ABS issuances are presented net of securities that have been retained by the Company; excludes drawn amounts on borrowings through secured financing facilities. **Excludes drawn amounts on committed bank credit facilities and the new notes issued in the debt exchange transaction.
($ in billions)

Capital & Liquidity
$2
$4
$6
$4-10
$1
$2
$5
$3-9
(Estimated Range)

26 Table of Contents AXP Overview and Performance Capital and Liquidity ABS Overview

American Express Primary Issuance Structure
American Express
Credit Corporation (Credco)
American Express
Centurion Bank (AECB)
American Express
Bank, Federal Savings Bank (AEFSB)
American Express
Travel Related Services (TRS)
American Express Company (AXP)
Total Assets†:  $33.7B
Outstanding Long-Term Debt: $2.6B
Credit Ratings††: A2/A-/A+/A(High)
Regulated By FDIC & State of Utah
Total Assets: $152.9B
Credit Ratings††: A2/A-/A+/A(High)
Regulated By FRB & Various State Regulators
Total Assets: $152.9B
Outstanding Long-Term Debt: $10.3B
Credit Ratings††
:  A3/BBB+/A+/A(High)
Regulated By FRB; SEC Registrant
American Express Issuance Trust (AEIT)
Outstanding Long-Term Debt: $3.0B
American Express Credit Account Master
Trust (AMXCA)
Total Assets: $32.8B
Outstanding Long-Term Debt: $23.6B
Credit Ratings††: A2/A-/A+/A(High)
SEC Registrant

ABS Overview
Outstanding Long-Term Debt: $16.3B
American Express Issuance Trust II (AEIT II)
(Preliminary)
Total consolidated assets as of September 30, 2012. Outstanding long-term debt reflects  principal only unsecured term-debt and Card ABS, net of retained portions, as of December 31, 2012; excludes deposits, capitalized leases and certain adjustments classified as long-term debt on the balance sheet. † Excludes off-balance sheet loans of $10.9 billion and $6.8 billion for AECB and AEFSB, respectively. These assets are
included in the GAAP assets at TRS.   † † Credit Ratings indicated are from Moody’s/S&P/Fitch/DBRS as of January 24, 2012.  Credit Outlook: Moody’s, S&P, Fitch and DBRS –  stable.
Total Assets†: $36.9B
Outstanding Long-Term Debt: $3.1B
Credit Ratings††: A2/A-/A+/A(High)
Regulated By OCC

American Express ABS Trusts

Trust Established
•
1996
•
2005
•
2012
Eligible loans and receivables
•
US Consumer and Small Business
cardmember loans
•
US Consumer, Small Business and
Corporate cardmember
receivables
•
US Consumer, Small Business
and Corporate cardmember
receivables
Assets currently in trust
•
Consumer loans
•
Consumer, Small Business and
Corporate cardmember
receivables
•
Consumer and Small Business
cardmember receivables
•
$32.2 billion
•
$5.0 billion
•
$2.8 billion
Minimum Sellers Interest
•
7% of outstanding debt
•
15% of trust principal
•
TBD
Credit Enhancement
•
Floating Rate: 17.5%
•
Fixed Rate: 16.0%
•
Floating Rate: 7%
•
TBD
ABS Overview
Trust Size: - Principal AR*
Investor Interest*
Seller Interest*
•
$18.1 billion
•
$14.2 billion
•
$2.4 billion**
•
$2.6 billion
•
$0 billion
•
$2.8 billion
(based on most recent
issuance)
•
Class B – 6.0%
•
Class C – 6.5%
•
Class D – 5%
•
Class B – 5.75%
•
Class C – 6.25%
•
Class D – 4%
•
Class B – 3%
•
Class C – 4%
American Express
Credit Account Master
Trust (AMXCA)
American Express
Issuance Trust (AEIT)
American Express
Issuance Trust II (AEIT II)
* Source for AMXCA and AEIT: 10-D filings dated January 15, 2013. **This figure does not reflect a principal amount increase in the aggregate amount of $0.9 billion effected on December 31, 2012, as such principal amount increase did not occur during the related monthly period.

$300 MM
$200 MM
$100 MM
$ MM
12/11 1/12 2/12 3/12 4/12 5/12 6/12 7/12 8/12 9/12 10/12 11/12 12/12
31-60 61-90 90+

4%
3%
2%
1%
0%
12/11 1/12 2/12 3/12 4/12 5/12 6/12 7/12 8/12 9/12 10/12 11/12 12/12
Annualized Default Rate, Net
Past Due Rate (Calculated)

30%
25%
20%
15%
10%
5%
0%
12/11 1/12 2/12 3/12 4/12 5/12 6/12 7/12 8/12 9/12 10/12 11/12 12/12

18%
15%
12%
9%
6%
3%
0%
12/11 1/12 2/12 3/12 4/12 5/12 6/12 7/12 8/12 9/12 10/12 11/12 12/12

Credit Account Master Trust - Performance Trend Source: AMXCA 10D Filings. 29 ABS Overview Days Delinquencies Past Due Rate vs. Default Rate Monthly Payment Rate Trust Portfolio Yield

$60 MM
$40 MM
$20 MM
$ MM
12/11 1/12 2/12 3/12 4/12 5/12 6/12 7/12 8/12 9/12 10/12 11/12 12/12
31-60
61-90
90+

2.0%
1.5%
1.0%
0.5%
0.0%
12/11 1/12 2/12 3/12 4/12 5/12 6/12 7/12 8/12 9/12 10/12 11/12 12/12
Annualized Default Rate, Net
Past Due Rate (Calculated)

100%
80%
60%
40%
20%
0%
12/11 1/12 2/12 3/12 4/12 5/12 6/12 7/12 8/12 9/12 10/12 11/12 12/12

35%
30%
25%
20%
15%
10%
5%
0%
12/11 1/12 2/12 3/12 4/12 5/12 6/12 7/12 8/12 9/12 10/12 11/12 12/12

Issuance Trust - Performance Trend Source: AEIT 10D Filings. 30 ABS Overview Days Delinquencies Past Due vs. Default Rate Monthly Payment Rate Trust Portfolio Yield

Annex 1
The Tier 1 Common Risk-Based Capital Ratio is calculated as Tier 1 Common Equity, a non-GAAP measure, divided by Risk-weighted assets. Tier
1 Common Equity is calculated by reference to Total Shareholders’ Equity as shown below:
Tier 1 Common Equity Reconciliation as of December 31, 2012
($ in Millions)
Total Shareholders' Equity $ 18,886
Effect of certain items in accumulated other comprehensive loss excluded from Tier 1 common equity
173
Less:
Ineligible goodwill and intangible assets (3,921)
Ineligible deferred tax assets (228)
Tier 1 Common Equity $ 14,910
Tier 1 Common Equity Reconciliation as of September 30, 2012
($ in Millions)
Total Shareholders' Equity $   19,478
Effect of certain items in accumulated other comprehensive loss excluded from Tier 1 common equity
107
Less:
Ineligible goodwill and intangible assets (3,936)
Ineligible deferred tax assets (199)
Tier 1 Common Equity $   15,450

Annex 2

(Billions, except ratios)
Tier 1 /Tier 1
Common
Risk-Based Capital under Basel I $14.9
Adjustments related to:
AOCI for available for sale securities 0.3
Pension and other post-retirement benefit costs (0.5)
Other 0.1
Estimated Risk-Based Capital under Basel III
(a)
$14.8
Risk-Weighted Assets under Basel I
$125.7
Estimated Risk-Weighted Assets under Basel III
(a)(b) $126.8
Estimated Tier 1 ratio under Basel III rules
(a)(c)
11.7%
Estimated Tier 1 common ratio under Basel III rules
(a)(d) 11.7%
Total Assets
$153.1
Estimated Total Assets for Leverage Capital Purposes
(a)(e) $173.5
Estimated Supplementary Leverage Ratio under Basel III
(a)(f)
8.5%
The following table presents a comparison of the Company's Tier 1 and Tier 1 common risk-based capital under Basel I rules to its estimated Tier 1 and
Tier 1 common risk-based capital under Basel III rules, for purposes of calculating the estimated Tier 1 and Tier 1, common capital ratios and the supplementary leverage ratio.
(a) Estimated Basel III Tier 1 capital, Tier 1 common equity, risk-weighted assets and total assets for leverage capital purposes reflect the Company’s current interpretation of the
Basel III rules using the standardized approach.  The estimated Basel III amounts could change in the future as the U.S. regulatory agencies implement Basel III or if the Company’s business changes. (b) Differences in the calculation of risk-weighted assets between Basel I and Basel III include adjustments relating to the impact of the incremental risk weighting applied to deferred tax assets and significant investments in unconsolidated financial institutions, as well as exposures to past due accounts, equities and sovereigns.
( c)The Basel III Tier 1 risk-based capital ratio is calculated as adjusted Tier 1 capital divided by adjusted risk-weighted assets. (d) The Basel III Tier 1 common risk-based capital ratio is calculated as adjusted Tier 1 common equity divided by adjusted risk-weighted assets. (e) Estimated total assets for leverage capital purposes includes adjustments for Tier
1 capital deductions, off-balance sheet derivatives, undrawn unconditionally cancellable commitments and other  off-balance sheet liabilities. (f) The Basel III supplementary leverage ratio is calculated by dividing Basel III Tier 1 capital by the Company’s estimated total assets for leverage capital purposes under Basel III.

Annex 3
Trust Structures

Receivables
Receivables Receivables
Receivables
Cash
Cash /
Seller’s Int
Cash /
Seller’s Int
Cash
Certificates
Collateral
Interest
Cash
Cash
Notes
Cash
Receivables
Receivables
Cash /
Seller’s Int
Notes
Cash
Cash
Receivables
Receivables
Cash
Cash
AECB
(Originator)
RFC III
(Transferor)
AECB
(Originator)
RFC IV
(Transferor)
AEFSB
(Originator)
TRS
(Originator)
A. E Credit Account Master Trust
Classes A & B
Investors
A. E. Secured
Note Trust
Classes C & D
Investors
AEFSB
(Originator)
RFC VIII
(Transferor)
RFC V
(Transferor)
AEIT AEIT II
Investors
(All Classes)
Investors
(All Classes)
Receivables
Cash /
Seller’s Int
Receivables
Cash
Notes
Cash
Lending Charge

Total Revenues Net of Interest Expense
($ in millions, except per share amounts)
*Attributable to common shareholders. Represents net income from continuing operations less earnings allocated to participating share awards and other items of $49MM and $58MM for 2012 and 2011, respectively. Diluted EPS on a net income basis, including results from discontinued operations, was $3.89 and $4.12 for 2012 and 2011, respectively, and decreased 6% versus the prior year. Adjusted diluted earnings per share, a non-GAAP measure, is calculated by excluding from diluted
EPS the Q4’12 restructuring charges ($0.25 per share), Membership Rewards expense ($0.19 per share) and cardmember reimbursements ($0.07 per share). To the extent comparable categories of items were recognized in Q1’12, Q2’12 or Q3’12, they were not excluded from FY2012 adjusted diluted EPS
†
This is a non-GAAP measure. FX adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translation into U.S. dollars (i.e., assumes 2012 foreign exchange rates apply to 2011 results). The Company’s calculations of non-GAAP measures may differ from the calculations of similarly titled measures of other companies.
$29,962
FX Adjusted
5%
6%
†
$31,582
Adjusted Diluted EPS* $4.40
Net Income $4,935 (9%) $4,482
Diluted EPS* $4.09 (5%) $3.89
Average Diluted Shares Outstanding 1,184 (4%) 1,141
$29,667
Annex 4
2012 Summary Financial Performance

2012 2011 % Inc/(Dec)

Annex 5
Total Payout Ratio
Note: Payout Ratio is calculated by dividing the total amount returned to shareholders through dividends and share repurchases during the respective period by the total capital generated through net income attributable to common shareholders and employee plans during the respective period.  *Excludes warrants, preferred dividends, and the accelerated accretion of preferred dividends related to preferred shares issued under the U.S. Treasury’s Capital Purchase Program during 2009.
($ in billions)

35%
29%
30%
56%
98%
32%
132%
94%
172%
$0.2 - $0.6 $2.3
$0.2 $1.8
$4.0
$1.0 $1.0
Share Repurchases
Percentage of Capital Generated Returned to Shareholders

Annex 6
Adjusted Return on Average Equity 2012
($ in millions)
GAAP Net Income 4,482 $       (A)
Adjustments for Q4'12 Charges (After-Tax)
Restructuring Charges 287 $
Membership Rewards Estimation Process Enhancement Expense 212 $
Cardmember Reimbursements 95 $
Adjusted Net Income 5,076 $       (B)
GAAP Average Shareholders' Equity 19,425 $     (C)
Adjustment for Q4'12 Charges 46 $
Adjusted Average Shareholders' Equity 19,471 $     (D)
GAAP Return on Average Equity 23.1% (A)/(C)
Adjusted Return on Average Equity 26.1% (B)/(D)

AEIT II Registration Statement on File

American Express Receivables Financing Corporation VIII LLC, as depositor to the American Express Issuance Trust II, as issuer, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov . Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 212-640-2000.